Freeport-McMoRan Copper & Gold Inc. Announces Conversions of $66.5 Million of its

8¼% Convertible Senior Notes due 2006

NEW ORLEANS, LA, August 2, 2004 – Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) announced today the completion of the call for redemption of its 8¼% Senior Convertible Notes due 2006 (“Notes”), resulting in the conversion of all $66.5 million of Notes into FCX common stock.  In this transaction, all holders of the Notes have converted their Notes into 4.7 million shares of FCX common stock (based on the $14.30 per share conversion price under the terms of the Notes), in lieu of redemption at a price of 102.75%.  This conversion will reduce FCX’s total consolidated debt by $66.5 million.  As a result of this transaction, there are no remaining 8¼% Senior Convertible Notes.  FCX shares of common stock outstanding total approximately 178.5 million.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information about FCX is available on our internet website www.fcx.com.

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